Exhibit 4.17

EXECUTION VERSION

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of October 20, 2014, by and among FibroGen, Inc., a Delaware corporation (the “Company”), and AstraZeneca AB, a company incorporated in Sweden (the “Purchaser”).

RECITALS

A. The Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B. The Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, such number of shares of the common stock (the “Common Stock”) of the Company as specified herein.

C. Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall execute and deliver to the Company a Standstill Agreement, substantially in the form attached hereto as Exhibit A (the “Standstill Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Closing” means the closing of the purchase by the Purchaser and sale by the Company of the Shares to the Purchaser pursuant to this Agreement on the Closing Date as provided in Section 2 hereof, which shall be contingent on and concurrent with the closing of the sale and issuance of shares of Common Stock by the Company pursuant to the Underwriting Agreement.

“Closing Date” shall be the First Time of Delivery (as defined in the Underwriting Agreement).

EXECUTION VERSION

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

“Company Counsel” means Cooley LLP.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company, after due inquiry.

“IPO” means the proposed underwritten initial public offering of shares of the Company’s Common Stock pursuant to the Registration Statement.

“Lien” means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, assets, liabilities, business, or financial condition of the Company, taken as a whole, or (b) the ability of the Company to perform its obligations under the Transaction Documents, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (i) effects caused by changes or circumstances affecting general market conditions in the U.S. economy or which are generally applicable to the industry in which the Company operates, (ii) effects resulting from or relating to the announcement or disclosure of the sale of the Shares or other transactions contemplated by this Agreement, or (iii) effects caused by any event, occurrence or condition resulting from or relating to the taking of any action in accordance with this Agreement.

“Material Contract” means any contract of the Company that has been filed or was required to have been filed as an exhibit to the Registration Statement pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Purchase Price” means the per share initial public offering price in the IPO (prior to any underwriting discounts and commissions).

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Registration Statement” means the registration statement on Form S-1 (File No.333-199069), including a prospectus filed pursuant to Rule 424 under the Securities Act and any free writing prospectuses, relating to the underwritten public offering of shares of the Company’s Common Stock.

“Restriction Period” means the period commencing on the Closing Date and continuing until the date that is two years from such date.

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“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means such number of shares of Common Stock equal to the quotient resulting from dividing (i) the Subscription Amount by (ii) the Purchase Price.

“Standstill Agreement” has the meaning set forth in the Recitals.

“Subscription Amount” means $20,000,000, which shall be the aggregate amount to be paid for the Shares purchased hereunder.

“Transaction Documents” means this Agreement, any schedules and exhibits attached hereto, the Standstill Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Underwriting Agreement” means that certain Underwriting Agreement expected to be entered into by and among the Company and the several underwriters of the Company’s Common Stock in connection with the IPO (together, the “Underwriters”), relating to the underwritten public offering of shares of the Company’s Common Stock as described in the Registration Statement.

“Voting Securities” shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

ARTICLE 2

PURCHASE AND SALE

2.1 Closing.

(a) Amount. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Company.

(b) Closing. The Closing of the purchase and sale of the Shares shall be contingent on and shall take place concurrently with the closing of the IPO at the offices of Company Counsel, 3175 Hanover Street, Palo Alto, California on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.

(c) Form of Payment. On the Closing Date, the Purchaser shall wire its Subscription Amount, in United States dollars and in immediately available funds, by wire transfer to the Company’s account, as set forth in instructions previously provided to the Purchaser.

EXECUTION VERSION

2.2 Closing Deliveries.

(a) On the Closing, the Company shall issue, deliver or cause to be delivered to the Purchaser the following (the “Company Deliverables”):

(i) the Shares registered in the name of the Purchaser.

(b) On or prior to the Closing, the Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):

(i) its Subscription Amount, in United States dollars and in immediately available funds, by wire transfer to the Company’s account as previously provided to the Purchaser; and

(ii) the Standstill Agreement, duly executed by the Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to the Purchaser that, except as set forth in the schedules delivered herewith or disclosed in the Registration Statement:

(a) Organization and Qualification. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation, with the requisite corporate power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect.

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which the Company is a party and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Shares) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its stockholders in connection therewith. Each of the Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except

EXECUTION VERSION

as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Except as disclosed in the Registration Statement, there are no stockholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s stockholders.

(c) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares) do not and will not (i) conflict with or violate any provisions of the Company’s Certificate of Incorporation or Bylaws or otherwise result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any property or asset of the Company is bound or affected, except in the case of clause (iii) such as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(d) Issuance of the Securities. The Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchaser in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

(e) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchaser under the Transaction Documents.

(f) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with

EXECUTION VERSION

the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if the Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of the Purchaser. Each of this Agreement and the Standstill Agreement has been (or upon delivery will have been) duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) No Conflicts. To Purchaser’s knowledge, the execution, delivery and performance by the Purchaser of this Agreement and the Standstill Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(c) Restricted Securities. The Purchaser understands that the Shares are being issued in a transaction that was not, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(d) Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser’s principal executive offices are in the jurisdiction set forth immediately below the Purchaser’s name on the applicable signature page attached hereto.

EXECUTION VERSION

(e) Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment.

(f) Access to Information. The Purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of the Registration Statement and the Company’s representations and warranties contained in the Transaction Documents.

(g) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

(h) Reliance on Exemptions. The Purchaser understands that the Shares being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

ARTICLE 4

PURCHASER COVENANTS

4.1 Trading Restrictions.

(a) Restriction Period No Sell. The Purchaser agrees that during the Restriction Period, except as my be permitted under the Standstill Agreement or as otherwise specified herein, neither the Purchaser nor any of its Affiliates shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of in any manner, either directly or indirectly (“Sale” or “Sell”), any Shares or any Voting Securities of the Company permitted to be acquired by the Purchaser and its Affiliates pursuant hereto or pursuant

EXECUTION VERSION

to the Standstill Agreement or any securities of the Company issued as a dividend or distribution on, or involving a recapitalization or reorganization with respect to, such Shares or such Voting Securities (collectively, “Covenant Shares”), other than as specified herein or in the Standstill Agreement. The Company shall use commercially reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of The Depository Trust Company immediately following the termination of the Restricted Period.

(b) Post-Restriction Period Selling Restrictions. After the Restriction Period, neither the Purchaser nor its Affiliates shall Sell a number of Covenant Shares in any three-month period that collectively exceeds 25% of the aggregate Covenant Shares held by the Purchaser and its Affiliates as of the end of the Restriction Period.

(c) Invalid Transfers. Any sale, assignment or other transfer of Covenant Shares by the Purchaser or any of its Affiliates, as applicable, contrary to the provisions of this Article 6 shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Covenant Shares sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until the Purchaser or such Affiliate, as applicable, has satisfied the requirements of this Article 6 with respect to such sale. The Purchaser shall provide the Company with written evidence that such requirements have been met or waived, prior to it or its Affiliates consummating any sale, assignment or other transfer of securities, and no Covenant Shares shall be transferred on the books of the Company until such written evidence has been received by the Company from the Purchaser.

(d) Performance by Affiliates. The Purchaser shall remain responsible for and guarantee its Affiliates’ performance in connection with this Agreement, and shall cause each such Affiliate to comply fully with the provisions of this Agreement in connection with such performance. The Purchaser hereby expressly waives any requirement that the Company exhaust any right, power or remedy, or proceed directly against such an Affiliate, for any obligation or performance hereunder, prior to proceeding directly against the Purchaser.

(e) Exceptions. The restrictions set forth in this Agreement shall not apply to (1) any transfers to any stockholder, partner or member of, or owner of a similar equity interest in, Purchaser, as the case may be, if, in any such case, such transfer is not for value, or (2) any transfer made by Purchaser (a) in connection with the sale or other bona fide transfer in a single transaction or series of related transactions of all or substantially all of Purchaser’s capital stock or other similar equity interests, as the case may be, or all or substantially all of Purchaser’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this agreement or (b) to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate (as defined below) of the undersigned and such transfer is not for value; provided, however, that it shall be a condition to the transfer that in the case of any transfer described in clause (1) above, if Purchaser is required to file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of shares of Common Stock or Beneficially Owned Shares or any securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares during the Restriction Period, the undersigned shall include a statement in such report to the effect that, (A) in the case of any transfer pursuant to clause (2) above, such transfer is being made to a stockholder, partner or member of, or owner of a similar equity interest in, the

EXECUTION VERSION

undersigned and is not a transfer for value, or (B) in the case of any transfer pursuant to clause (2) above, such transfer is being made either (a) in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the undersigned’s assets or (b) to another corporation, partnership, limited liability company or other business entity that is an affiliate of the undersigned and such transfer is not for value.

4.2 Legends. The Purchaser understands that the Shares may bear one or all of substantially the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

“THESE SHARES ARE SUBJECT TO AN AGREEMENT (THE “LOCK-UP AGREEMENT”) BY THE REGISTERED HOLDER HEREOF NOT TO SELL SUCH SHARES FOR A PERIOD OF TWO YEARS FOLLOWING             , THE DATE OF THE FINAL PROSPECTUS RELATING TO THE PUBLIC OFFERING OF COMMON STOCK OF THE COMPANY PURSUANT TO A REGISTRATION STATEMENT FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, AND TO RESTRICTIONS ON TRANSFER THEREAFTER.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE COMMON STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.”

(a) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

EXECUTION VERSION

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchaser to Purchase Shares at the Closing. The obligation of the Purchaser to acquire Shares at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser (as to itself only):

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except for such representations and warranties that speak as of a specific date.

(b) IPO Shares. The Underwriters shall have purchased, concurrent with the purchase of the Shares by the Purchaser hereunder, the Firm Shares (as defined in the Underwriting Agreement) at the same purchase price (less any underwriting discounts or commissions) per share payable by the Purchaser hereunder.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

5.2 Conditions Precedent to the Obligations of the Company to sell Shares at the Closing. The Company’s obligation to sell and issue the Shares to the Purchaser at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date.

(b) IPO Shares. The Underwriters shall have purchased, concurrent with the purchase of the Shares by the Purchaser hereunder, the Firm Shares (as defined in the Underwriting Agreement) at the same purchase price (less any underwriting discounts or commissions) per share payable by the Purchaser hereunder.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

EXECUTION VERSION

(d) Purchaser Deliverables. The Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(e) Lock-Up Agreement. The Purchaser shall have executed and delivered to the Underwriters a lock-up agreement in substantially the form delivered to the Underwriters pursuant to the Underwriting Agreement, and such Lock-Up Agreement shall be in full force and effect.

ARTICLE 6

MISCELLANEOUS

6.1 Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the written consent of each of the Company and the Purchaser, (ii) the withdrawal by the Company of the Registration Statement, or (iii) following the execution of the Underwriting Agreement, the termination of such Underwriting Agreement in accordance with its terms.

6.2 Fees and Expenses. Each party shall pay its own fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

6.3 Entire Agreement. The Transaction Documents, together with any exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. The address for such notices and communications shall be as follows:

If to the Company:	FibroGen, Inc.
409 Illinois Street
San Francisco, CA 94158
Facsimile No.:
Attention: Michael Lowenstein, Vice President,
Legal Affairs

With a copy to:	Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Facsimile No.: (650) 849-7400
Attention: Glen Y. Sato and Michael E. Tenta

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If to the Purchaser:	AstraZeneca AB
Pepparredsleden 1, 431 83 Mölndal
Gothenburg
Sweden
Attention: Chief Financial Officer

With a copy to:	AstraZeneca UK Limited
Alderley Park
Macclesfield
Cheshire SK10 4TF
Attention: Liam McIlveen, Deputy General Counsel

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.5 Amendments; Waivers; No Additional Consideration. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

6.6 Construction. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

6.7 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

6.9 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares for a period of one (1) year from the Closing Date. The agreements and covenants contained herein shall survive for the applicable statute of limitations.

6.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

6.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties

EXECUTION VERSION

will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.12 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

FIBROGEN, INC.

By:	/s/ Thomas B. Neff
Name:	Tom Neff
Title:	CEO

1.

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:

ASTRAZENECA AB

By:	/s/ Yvonne Bertlin
Name:	Yvonne Bertlin
Title:	Director, CFO

2.

EXHIBIT A

STANDSTILL AGREEMENT

October 20, 2014

FibroGen, Inc.

409 Illinois Street

San Francisco, CA 94158

Ladies and Gentlemen:

Pursuant to that certain Stock Purchase Agreement, dated on or about October 20, 2014, between AstraZeneca AB (“AZ”) and FibroGen, Inc. (the “Company”), AZ has agreed to be legally bound to the terms set forth below.

1. Standstill. During the five year period commencing on the date of the final prospectus used in connection with the Company’s initial public offering (the “Standstill Period”), neither AZ nor any of AZ’s Representatives will, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of Beneficial Ownership of any securities of the Company, (ii) any acquisition of any assets of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company, or involving any securities or assets of the Company, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

(b) form, join or participate in a “group” (as described in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) with respect to the Beneficial Ownership of any securities of the Company;

(c) act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;

(d) take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

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(f) assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) request or propose that the Company or any of the Company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth herein.

2. Exceptions; Suspensions.

(a) Notwithstanding the restrictions of Section 1, nothing in this Agreement shall prohibit AZ or any of its Affiliates from making a confidential proposal to the Board of Directors of the Company for a transaction involving a Change of Control, and/or (ii) owning and/or acquiring the legal and/or beneficial interest in up to 4.99% of the outstanding shares of the Company; provided, that, for purposes of calculating such 4.99%, there shall not be taken into account any passive investments in the Company held by a pension plan or other employee benefit plan or trust for employees of AZ or its Affiliates.

(b) Subject to Sections 2(c) and 2(b), the restrictions of Section 1 shall be suspended upon the following (each, a “Release Event”) (i) the Company (X) entering into a definitive agreement with a third party to effect a Change of Control transaction, or (Y) publicly announcing the Company’s or its Board of Directors’ approval or recommendation of, or intent to enter into, any Change of Control transaction; or (ii) any person (A) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 35% or more of the Company’s outstanding equity securities, (B) commencing a tender or exchange offer that, if consummated, would make such person (or any of its Affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of more than 50% of the Company’s equity securities, or any rights or options to acquire such ownership, including from a third party, except if such third party tender or exchange offer is withdrawn or terminated within ten (10) business days after its commencement, or the Company or its Board of Directors rejects such third party offer or recommends that the stockholders of the Company do not tender or exchange their securities within ten (10) business days after its commencement, or (C) entering into an agreement or commencing a proxy solicitation in which the person or group would, if successful, elect, or acquire the ability to elect, a majority of the Board of Directors of the Company.

(c) If the restrictions of Section 1 are suspended pursuant to Section 2(b), such restrictions shall be reinstated immediately upon the following (each, a “Reinstatement Event”) (i) in the case of the Company (X) entering into a definitive agreement with a third party to effect a Change of Control transaction, or (Y) publicly announcing the Company’s or its Board of Directors’ approval or recommendation of, or intent to enter into, any Change of Control transaction, by the announcement by the Company that such definitive agreement has been terminated or such approval or recommendation has been withdrawn; or (ii) in the case of any person (A) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 35% or more of the Company’s outstanding equity securities, by the public disclosure of the disposition by such person of such beneficial ownership to less than 35% (B)

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commencing a tender or exchange offer that, if consummated, would make such person (or any of its Affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of more than 50% of the Company’s equity securities, or any rights or options to acquire such ownership, including from a third party, by the withdrawal or termination of such third party tender or exchange offer, or by the rejection by the Company or its Board of Directors of such third party offer or recommendation by the Company or its Board of Directors that the stockholders of the Company do not tender or exchange their securities, or (C) entering into an agreement or commencing a proxy solicitation in which the person or group would, if successful, elect, or acquire the ability to elect, a majority of the Board of Directors of the Company, by the termination of such agreement or suspension of such solicitation.

(d) At the time of the Reinstatement Event, AZ shall sell or distribute, and the Company shall use reasonable efforts to assist AZ in selling or distributing, any shares it acquired during the time period between the Release Event and the Reinstatement Event in an orderly fashion over a period of six (6) months such that it shall own at the end of such six (6) month period the same number and type of shares and other securities of the Company as it owned immediately prior to the Release Event.

3. Voting Obligations; Affiliate Lock-Up. During the Standstill Period, AZ shall:

(a) take such action as may be required so that all shares of any securities of the Company for which it has Beneficial Ownership are voted for or cast in favor of: (i) nominees to the Board of Directors of the Company in accordance with the recommendations of a majority of the Board of Directors of the Company, (ii) increases in the authorized capital stock of the Company and amendments to stock option plans and employee stock purchase plans, in each case approved by the Company’s Board of Directors, and (iii) Change of Control transactions which have been approved by the Company’s Board of Directors;

(b) not exercise any dissenter’s rights, if any, that it may have under applicable law in connection with any merger, consolidation or other reorganization which is approved by the Company’s Board of Directors;

(c) enter into a standard affiliate lock-up agreement if requested by the Company provided, however, that all directors and officers of the Company enter into such agreements;

(d) except as set forth in paragraphs (a) and (b) above, nothing in this Agreement shall preclude AZ from voting shares of any securities of the Company for which it has Beneficial Ownership in such manner as AZ determines, in its sole discretion, on any matter presented to the holders of securities of the Company for a vote, consent or other approval.

(e) So long as a AZ has Beneficial Ownership of voting securities of the Company, AZ, as the holder of such securities, shall be present, in person or by proxy, at all meetings of stockholders of the Company

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so that all shares of any securities of the Company held by AZ may be counted for purposes of determining the presence of a quorum at such meetings

4. No Waiver. No failure or delay by the Company or any of its Representatives in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this letter agreement. No provision of this letter agreement can be waived except by means of a written instrument that is validly executed on behalf of the Company and that refers specifically to the particular provision or provisions being waived.

5. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This letter agreement will be binding upon AZ and its Representatives and their respective heirs, successors and assigns, and will inure to the benefit of the Company and its Representatives and their respective heirs, successors and assigns. This letter agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws). AZ and its Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this letter agreement shall be effective service of process for any action, suit or proceeding brought against AZ or any of AZ’s Representatives; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of California; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.

6. Miscellaneous.

(a) For purposes of this letter agreement, a party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary, officer, director or other Affiliate of such party, or (ii) an employee, partner, attorney, advisor, accountant, agent or representative of such party or of any of such party’s subsidiaries or other Affiliates. The term “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

(b) The term “Person,” as used in this letter agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) The term “Beneficial Ownership” shall have the meaning ascribed to it by Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act.

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(d) The term “Change of Control” as used in this letter agreement will mean (a) a merger or consolidation of the Company with or into any other entity or person, or any other corporate reorganization, business combination, tender or exchange offer, purchase of a majority of the Company’s assets or businesses, or similar transactions involving the Company, in which the holders of the Company’s outstanding voting securities immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the entity surviving such transaction or the surviving entity’s parent, but excluding any such transaction effected exclusively to change the domicile of the Company, or (b) the acquisition by any person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act in a single transaction or series of related transactions, of Beneficial Ownership of securities representing 50% or more of the combined voting power of the then-outstanding securities of the Company, excluding in any case securities of the Company purchased from the Company in a transaction the principal purpose of which is to raise capital for the Company.

(e) The bold-faced captions appearing in this letter agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this letter agreement.

(f) The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement.

(g) This letter agreement constitutes the entire agreement between AZ and the Company regarding the subject matter hereof and supersedes any prior agreement between AZ and the Company regarding the subject matter hereof; provided, however, that any confidentiality agreement between AZ and the Company shall continue in full force and effect.

Very truly yours,

AstraZeneca AB

By:	/s/ Yvonne Bertlin
Title:	Director, CFO
Address:	Södertälje
SE-151 85
Sweden

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